Exhibit 99.1

FOR IMMEDIATE RELEASE

CARNIVAL CORPORATION & PLC REPORTS

FINANCIAL IMPACT OF ITINERARY CHANGES RESPONDING

TO H1N1 INFLUENZA MEXICO TRAVEL ADVISORY; PLANS RAPID

RETURN TO POPULAR MEXICAN PORTS

MIAMI (May 18, 2009) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE CUK) today announced a financial impact estimated at approximately $0.05 per share, the majority of which will be incurred in the second fiscal quarter of 2009, as a result of modifications to cruise itineraries for the six-week period ended June 15, in response to the U.S. Centers for Disease Control (CDC) recommendation against non-essential travel to Mexico.

The CDC lifted its recommendation against non-essential travel on May 15, allowing for ships to return to popular ports in Mexico’s coastal resort areas. However, the potential remains for additional financial impact beyond June 15 which could range up to approximately $0.05 per share bringing the estimated total impact to $0.10 per share on full year 2009 results. The company will continue to monitor booking trends and provide updated guidance on its second quarter earnings call.

Three of the company’s brands modified itineraries for 27 cruise ships – 16 for Carnival Cruise Lines, six for Princess Cruises and five for Holland America Line — to avoid previously scheduled calls in Mexico. In many instances the modifications involved simply substituting another port while others required the development of entirely new itineraries. Princess’ and Holland America’s Mexico calls are seasonal and conclude this month while Carnival’s are year-round.

“Our vessels are resuming their original itineraries as soon as practical but will all be back by the middle of June. The Mexican coastal resort areas where our ships call are some of the most popular destinations for North Americans vacationers. We know that our guests are looking forward to visiting Mexico and that they will have a safe and enjoyable experience there,” said Micky Arison, chairman and CEO for Carnival Corporation & plc.

Only the Carnival Cruise Lines brand vessels will be impacted by the change in the CDC advisory. Gerry Cahill, president and CEO of that operating unit said, “Mexico has so many wonderful sites and attractions and feedback from our customers suggests that the majority support a resumption of port calls in Mexico. We know that they and our port destination partners are very much looking forward to our return.”

A ship-by-ship listing including dates for when each Carnival Cruise Lines’ vessel will resume its original itinerary is available at http://www.carnival.com/cms/fun/cruise_control/itinerary_updates.aspx

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 90 ships totaling more than 173,000 lower berths with 15 new ships scheduled to be delivered between May 2009 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832